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U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.   Name and Address of Reporting Person:
     E.D. Huntington, 5500 E. Atherton Street #212, Long Beach, CA 90815

2.   Date of Event Requiring Statement (Month/Date/Year): 8/6/99

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:
     Age Research, Inc. (N/A)

5.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: President

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

          TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of    3. Ownership     4.  Nature of
                            Securities      Form: Direct      Indirect
                            Beneficially    (D) or            Beneficial
                            Owned           Indirect (I)      Ownership
--------------------     --------------- ---------------  ---------------
Common Stock                  6,000,000        D               N/A



          TABLE II - Derivative Securities Beneficially Owned


1. Title of  2. Date Exercisable  3. Title and Amount of  4. Conver-   5. Ownership  6. Nature
Derivative   and Expiration       Securities Underlying   sion or      Form of       Of
Security     Date (Month Day      Derivative Security     Exercise     Derivative    Indirect
             Year)                                        Price of     Security:     Ownership
             -------------------  ----------------------  Derivative   Direct (D)
             Date Exer- Expira-   Title       Amount or   Security     Or Indirect
             cisable    tion                  Number of                (I)
                        Date                  Shares
-----------  ---------- --------  ----------- ----------  ----------  -----------  ----------
N/A


Explanation of Responses:






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Signature of Reporting Person:

/S/ E.D. Huntington
------------------------------
E.D. Huntington


Date: 8/10/99